Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21, 2005
Contacts:
Eric Hardgrove (614) 677-8516 hardgre@nationwide.com

Nationwide elects chief compliance officer

Columbus, Ohio — Nationwide today announced the election of Carol Baldwin Moody as chief compliance officer.

Moody will oversee the Office of Compliance. In addition, she will play a key role in promoting Nationwide’s commitment to a culture of compliance.

“Carol’s leadership will play a key role in Nationwide’s strategic direction,” said Patricia Hatler, Nationwide’s chief legal and governance officer. “Nationwide is committed to weaving compliance into the fabric of our corporate culture. An executive of Carol’s caliber will be a terrific champion for Nationwide’s compliance initiatives.”

Moody joins Nationwide having previously served as the first company-wide chief compliance officer for TIAA-CREF. Prior to that, Moody was managing director and general counsel of TCW/Latin America Partners, LLC, from 2000 to 2004, where she advised on domestic and international issues related to investments in Latin America. From 1988 to 2000, Moody held several senior level positions at Citibank in New York City.

Prior to joining Citibank, Moody served as a corporate associate at Debevoise and Plimpton from 1982 to 1988 where she focused on corporate finance, mergers and acquisitions, general corporate and securities law.

Moody received a Bachelor’s degree in economics from the Wharton School of the University of Pennsylvania and earned her law degree from Columbia University.

Nationwide, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, with more than $157 billion in assets. Nationwide ranks #99 on the Fortune 100 list. The company provides a full range of insurance and financial services, including auto, homeowners, life, commercial insurance, administrative services, annuities, mutual funds, pensions and long-term savings plans. The Nationwide companies include the country’s seventh-largest property/casualty, the fourth-largest homeowners, the sixth-largest auto insurance group and the country’s largest farm owners insurer. Nationwide Life Insurance Company, the major subsidiary of Nationwide Financial, ranks 11th in assets according to A.M. Best. For more information, visit www.nationwide.com.

Nationwide and the Nationwide Framework are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

Investments Retirement Insurance	www.nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220